Exhibit 10.5

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (the “Agreement”) is effective as of March 27, 2012 by and between Securitas Edgar Filings, Inc. (“Company”) and Epifano Almodovar (“Contractor”), pursuant to which Contractor will provide the services described in this Agreement to Company.

1. Duties. Contractor shall provide services as Director of Business Development to Company. Contractor will complete the services according to Contractor’s own lawful means and methods of work, and shall not be subject to the control or supervision of Company. Such services shall be performed in accordance with the professional and quality control standards generally accepted in the industry.

2. Status of Contractor As An Independent Contractor. Contractor is not an employee of Company and nothing contained in this Agreement or in the relationship between Company and Contractor shall be deemed to: (a) constitute an employment relationship; (b) constitute a partnership, joint venture or agency relationship; or (c) give Contractor the authority to execute any contracts or documents on Company’s behalf without first consulting with Company. It is the parties’ intention that Contractor shall be an Independent Contractor and not an employee for all purposes, including, but not limited to, the application of the Social Security Act, the Fair Labor Standards Act, the provisions of the Internal Revenue Code, the New York Tax Code relating to income tax withholding at the source of income, New York Workers’ Compensation Act and the New York Unemployment Insurance Code. Contractor shall be solely liable for Contractor’s contributions and liabilities under the above-mentioned statutes and any other applicable statutes or regulations. Contractor retains the right to engage in any other business not detrimental to Company’s interests.

3. Business Expenses. Contractor shall be responsible for Contractor’s own business expenses in connection with Contractor’s efforts to fulfill Contractor’s services under this Agreement. However, expenses incurred by Contractor on behalf of Company, such as postage, copying, and other services, will be reimbursed by Company, subject to proper documentation of such expenses and upon approval of Company.

4. Payment. For Contractor’s services, Company will pay Contractor seventeen and one-half percent (17.5%) of revenues Contractor derives for the benefit of the Company (the “Base Compensation”).  Contractor is not eligible for, and will not receive, any payments or fringe benefits that might be available to employees of Company.

5. Termination By Either Party. This Agreement may be terminated by either party upon 30 days written notice.

6. Insurance and Indemnification. Company shall not reimburse Contractor for any loss that Contractor may sustain in fulfilling Contractor’s obligations. In rendering services hereunder, the Contractor shall conspicuously identify himself/herself as an independent contractor of Company. Contractor agrees to indemnify and hold Company, its subsidiaries, affiliates, stockholders, directors, officers, employees, agents and assignees harmless from and against, all liabilities, obligations, taxes, costs, and losses reasonably incurred by any of them in connection with any claim, litigation or other action arising out of the Contractor’s operations or activities. This provision and the assumption of liabilities and obligations herein shall continue in full force and effect until expiration or termination of this Agreement.

7. Non-assignment. Contractor acknowledges that Contractor’s services are unique and personal. Accordingly, Contractor may not assign Contractor’s rights or delegate Contractor’s duties or obligations under this Agreement. Company’s rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon Company’s successors and assigns, whether by operation of law or on account of any sale or other disposition of Company’s business.

8. Severability. Should any valid federal or state law or final determination of any administrative agency or court of competent jurisdiction affect any provision of this Agreement, the provision so affected shall be conformed to the law as so determined, and otherwise this Agreement shall continue in full force and effect.

Securitas Edgar Filings, Inc.		Contractor

By:	/s/ Jeremy Pearman	/s/ Epifanio Almodovar
	Jeremy Pearman	Epifano Almodovar
	President	Contractor

Dated: March 27, 2012		Dated: March 27, 2012